Exhibit 99.1

June 15, 2017

Takung Art Company Launches New ECommerce Site to Expand Upon Company's Innovative Unit Trading Platform

HONG KONG, CHINA / ACCESSWIRE / June 15, 2017 / Takung Art Co., Ltd. (NYSE MKT: TKAT) ("Takung" or the "Company"), an online trading platform that facilitates art collectors and art-interested investors to gain and trade shared ownerships in Asian and international fine arts, today announced the launch of Takung Online, a new e-commerce platform that enables artists to promote and sell entire pieces of artwork directly to buyers.

"Takung Online is a perfect complement to our unit trading platform," said Mr. Di Xiao, Chairman and CEO of Takung. "Our proprietary unit platform acts as a trading platform, enabling investors to own and trade fractionalized shares of fine artwork from Asia and around the world. Takung Online is an e-commerce platform that moves the traditional art market to the internet and provides artists, collectors, and gallery managers with an online platform to buy and sell whole works of art."

One major focus of the new platform is convenience for the buyer. Takung Online allows consumers to easily set up accounts, browse, and order artwork. The platform is also able to recommend pieces that the buyer may be interested in and provide lifestyle inspiration through its social media site. Because the intended consumers are middle class art lovers who want to integrate artwork into their daily lives, listing prices will typically be less than $15,000 per piece of artwork, far below the average listing value of art on Takung's unit trading platform of around $180,000 per portfolio.

The second focus of Takung Online is the control by the seller. The new e-commerce platform allows the artist to set up and operate an online shop, similar to a gallery, as well as set the prices of their pieces. The artist is responsible for any fees and commissions involved in listing and selling their artwork, which range from 1% to 10% of the listing value. Upon receipt and acceptance of the artwork by the buyer, the artist's account is credited through the Takung platform and the sales transaction is completed.

Finally, Takung's reputation for integrity and its continued effort to maintain a trusted brand in the art industry combined with its recent NYSE listing has encouraged many artists to list their work on the Takung Online site. Mr. Yihua Zhang, the Executive Vice President of the Chinese Painting and Calligraphy Research Institute, enthused, "Because of Takung's reputation for reliability and knowledge of art, I feel comfortable offering my work on the new platform. Certainly, having thousands of art investors on the trading platform every day means that I can expand the audience for my work."

Mr. Zhang was one of the attendees at the Takung Online official announcement dinner, which was held on June 12 in Hong Kong. More than 100 artists from Hong Kong, Macau, Taiwan, and China attended, as well as Ziqing Shi, Chairman of the Hong Kong Branch of the Chinese Calligraphers Association, Cairong Lu, Vice Director of the China Foreign Languages Publishing Administration, Yiping Sheng, Vice General Manager of Hong Kong Ta Kung Wen Wei Media Group Limited, and Ronghuai Shen, Chairman of the Taiwan Chinese Calligraphy Society.

"We are currently waiving fees and commissions for Takung Online to encourage artists to learn about the platform," said Mr. Xiao, "and we believe that many of our existing 100,000+ traders on the trading platform will buy artwork on the new platform. During the beta phase, over 80 artists offered 500 pieces of art with valuations between $100 to a few thousand US dollars. By the end of 2017, we expect to grow the number of listed artists to 300 and expand our offerings to include home décor items."

About Takung Art Co., Ltd.

Takung Art Co., Ltd. operates a unique, proprietary online trading platform which facilitates art collectors and art-interested investors to gain and trade shared ownerships in Asian fine arts. Takung Art is headquartered in Hong Kong and operates primarily in China through 2 wholly-owned subsidiaries in Shanghai and Tianjin that facilitate service and support to its PRC-based traders on the Company's platform. The Company's online trading platform which converts the ownership of artworks into ownership units, enables China's growing middle class to invest in fine art as an investment opportunity. For more information, please visit the Company's website: http://ir.takungart.com/.

Forward-Looking Statements

This press release may contain projections or other forward-looking statements regarding future events or our future financial performance. All statements other than present and historical facts and conditions contained in this release, including any statements regarding our future results of operations and financial positions, business strategy, plans and our objectives for future operations, are forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). These statements are only predictions and reflect our current beliefs and expectations with respect to future events and are based on assumptions and subject to risk and uncertainties and subject to change at any time. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on these forwardlooking statements. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Contacts:

Takung Art Co., Ltd.

Mr. Leslie Chow

Phone: +852 31580977

Email: leslie.chow@takungae.com

SOURCE: Takung Art Co., Ltd.